Exhibit 99.1

Kubient Reports Second Quarter 2022 Results

NEW YORK, August 15, 2022 (GLOBE NEWSWIRE) -- Kubient, Inc. (NasdaqCM: KBNT, KBNTW) (“Kubient” or the “Company”), a cloud-based software platform for digital advertising, today reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Recent Operational Highlights
•	Net revenues for the six-month period ended June 30th, 2022 increased 37% compared to the same year ago period.
•	Strengthened and optimized balance sheet in order to secure cash position and extend runway; Company expects to recognize cost savings starting in August 2022.
•	Three new client wins and two client extensions and budget increases

Management Commentary
“Over the previous two quarters Kubient has sought to minimize cash burn, as we look to maintain existing operations while working to build our top line with a renewed workforce," said Kubient Founder, Chairman, CEO, CSO, and President, Paul Roberts. "Throughout the process or reducing the company’s cash burn, we believe that Kubient has transitioned into a better position to take advantage of strategic alternatives and M&A opportunities offered in the inorganic growth market, thanks to what we believe is a cleaner balance sheet and strong cash position. In parallel, close care has been kept to maintaining the key components of our organization on the development and operations side of our engineering core, which has kept the fire lit under Kubient Managed Services and the Audience Cloud.”

Second Quarter and Six Month 2022 Financial Results
Due to severance and cancelation costs incurred from certain third-party vendors and services during the second quarter, the normalization of the Company’s burn rate did not take effect until the beginning of August. Kubient expects that its third quarter results and beyond will reflect the lower cash burn rate.

Net revenues for the quarter ended June 30th, 2022 decreased 20% to approximately $400,000 compared to approximately $498,000 in the same period last year. The decrease was primarily due to a decrease of $495,000 of net revenues associated with a major customer whose contract renewed in the first quarter of 2022 at a reduced scope as compared to the 2021 period, partially offset by revenues generated in the 2022 period related to customer contracts acquired in connection with the acquisition of MediaCrossing in November 2021.

Net revenues for the six-month period ended June 30th, 2022 increased 37% to approximately $1.6 million compared to approximately $1.2 million in the same period last year. The increase in net revenues was primarily attributable to net revenues generated related to customer contracts acquired in connection with the acquisition of MediaCrossing in November 2021.

Adjusted EBITDA loss, a non-GAAP measure, for the quarter ended June 30th, 2022 increased to approximately $2.2 million, or $(0.16) per basic and diluted share, compared to an adjusted EBITDA loss of approximately $1.6 million, or $(0.12) per basic and diluted share, in the same period last year.

Adjusted EBITDA loss for the six-month period ended June 30th, 2022 increased to approximately $5.8 million, or $(0.41) per basic and diluted share, compared to an adjusted EBITDA loss of approximately $3.1 million, or $(0.24) per basic and diluted share, in the same period last year.

As of June 30, 2022, the Company had a cash balance of approximately $17.7 million.

Conference Call
Kubient will hold a conference call today (August 15, 2022) at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Kubient management will host the conference call, followed by a question and answer period.

Date: Monday, August 15, 2022
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
U.S. dial-in: 1-800-225-9448
International dial-in: 1-203-518-9708
Operator Prompted Access Code: KUBIENT

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Kubient’s website.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 25, 2022.

Toll-free replay number: 1-877-481-4010
International replay number: 1-919-882-2331
Replay ID: 46231

About Kubient
Kubient is a technology company with a mission to transform the digital advertising industry to audience-based marketing. Kubient’s next generation cloud-based infrastructure enables efficient marketplace liquidity for buyers and sellers of digital advertising. The Kubient Audience Marketplace is a flexible open marketplace for advertisers and publishers to reach, monetize and connect their audiences. The Company’s platform provides a transparent programmatic environment with proprietary artificial intelligence-powered pre-bid ad fraud prevention, and proprietary real-time bidding (RTB) marketplace automation for the digital out of home industry. The Audience Marketplace is the solution for brands and publishers that demand transparency and the ability to reach audiences across all channels and ad formats. For additional information, please visit https://kubient.com.

Forward-Looking Statements
The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Non-GAAP Measures
The Company defines EBITDA as net income (loss) before interest (including non-cash interest), taxes and depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, further adjusted to eliminate the impact of certain non-recurring items and other items that we do not consider in our evaluation of our ongoing operating performance from period to period. These items will include stock-based compensation that the Company does not believe reflects the underlying business performance.

EBITDA and Adjusted EBITDA are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that because Adjusted EBITDA excludes (a) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (b) expenses that are not reflective of the Company’s core operating results over time (such as stock based compensation expense), this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. The Company’s management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance, (b) for planning and forecasting in future periods, and (c) in communications with the Company’s board of directors concerning the Company’s financial performance. The Company’s presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company’s financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for, or more meaningful than, amounts determined in accordance with U.S. GAAP. Some of the limitations to using non-GAAP measures as an analytical tool are (a) they do not reflect the Company’s interest income and expense, or the requirements necessary to service interest or principal payments on the Company’s debt, (b) they do not reflect future requirements for capital expenditures or contractual commitments, and (c) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and non-GAAP measures do not reflect any cash requirements for such replacements.

Kubient Investor Relations
Gateway Investor Relations
Matt Glover and John Yi
T: 1-949-574-3860
Kubient@gatewayir.com

Kubient, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021

Net Revenues	$400,351	$497,568	$1,645,655	$1,205,325

Costs and Expenses:
Sales and marketing	1,050,423	504,380	2,383,433	1,261,330
Technology	959,157	619,692	2,114,856	1,139,447
General and administrative	1,509,208	1,108,280	3,691,757	2,363,852
Impairment loss on intangible assets	2,626,974	-	2,626,974	-
Impairment loss on property and equipment	49,948	-	49,948	-
Impairment loss on goodwill	463,000	-	463,000	-
Loss accrual on customer contract	(413,918)	-	375,687	-

Total Costs and Expenses	6,244,792	2,232,352	11,705,655	4,764,629

Loss From Operations	(5,844,441)	(1,734,784)	(10,060,000)	(3,559,304)

Other (Expense) Income:
Interest expense	(2,536)	(1,576)	(6,408)	(3,210)
Interest income	2,734	33,355	5,025	62,664
Change in fair value of contingent consideration	23,378	-	613,000	-
Other income	10,974	-	11,000	233

Total Other Income	34,550	31,779	622,617	59,687

Net Loss	$(5,809,891)	$(1,703,005)	$(9,437,383)	$(3,499,617)

Net Loss Per Share - Basic and Diluted	$(0.41)	$(0.12)	$(0.66)	$(0.26)

Weighted Average Common Shares Outstanding - Basic and Diluted	14,316,483	13,983,195	14,286,655	13,307,766

Kubient, Inc.
Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$17,683,885	$24,907,963
Accounts receivable, net	259,562	2,291,533
Other receivables	-	526,070
Prepaid expenses and other current assets	236,160	495,178

Total Current Assets	18,179,607	28,220,744
Intangible assets, net	-	2,946,610
Goodwill	-	463,000
Property and equipment, net	-	44,756
Deferred offering costs	10,000	10,000

Total Assets	$18,189,607	$31,685,110

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable - suppliers	$562,877	$1,844,544
Accounts payable - trade	323,402	659,362
Accrued expenses and other current liabilities	376,409	2,493,287
Deferred revenue	146,339	395,914
Notes payable	1,509	151,336

Total Current Liabilities	1,410,536	5,544,443
Contingent consideration	-	613,000
Notes payable, non-current portion	77,391	77,407

Total Liabilities	1,487,927	6,234,850

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized; No shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	-
Common stock, $0.00001 par value; 95,000,000 shares authorized; 14,401,252 and 14,253,948 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	144	143
Additional paid-in capital	52,719,709	52,030,907
Accumulated deficit	(36,018,173)	(26,580,790)

Total Stockholders' Equity	16,701,680	25,450,260

Total Liabilities and Stockholders' Equity	$18,189,607	$31,685,110

Kubient, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended June 30,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(9,437,383)	$(3,499,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	7,000	-
Impairment loss on intangible assets	2,626,974	-
Impairment loss on property and equipment	49,948
Impairment loss on goodwill	463,000	-
Depreciation and amortization	330,993	159,293
Change in fair value of contingent consideration	(613,000)	-
Stock-based compensation:
Common stock	717,265	255,667
Options	4,362	5,085
Changes in operating assets and liabilities:
Accounts receivable	2,024,971	878,814
Other receivable	507,387	-
Prepaid expenses and other current assets	259,018	(52,766)
Accounts payable - suppliers	(1,281,667)	16,061
Accounts payable - trade	(335,959)	(404,930)
Accrued expenses and other current liabilities	(1,913,445)	(334,280)
Accrued interest	-	(3,975)
Deferred revenue	(249,575)	-

Net Cash Used In Operating Activities	(6,840,111)	(2,980,648)

Cash Flows From Investing Activities:
Purchase of intangible assets	-	(1,114,072)
Purchase of property and equipment	(16,549)	(10,181)

Net Cash Used In Investing Activities	(16,549)	(1,124,253)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants [1]	-	9,787,149
Proceeds from exercise of options	-	8,361
Repayment of PPP loan	(149,843)	-
Repayment of financed director and officer insurance premiums	(217,575)	-
Payment of deferred offering costs	-	(10,300)

Net Cash (Used In) Provided By Financing Activities	(367,418)	9,785,210

Net (Decrease) Increase In Cash and Cash Equivalents	(7,224,078)	5,680,309

Cash and Cash Equivalents - Beginning of the Period	24,907,963	24,782,128

Cash and Cash Equivalents - End of the Period	$17,683,885	$30,462,437

[1]	Includes gross proceeds of $10,169,027, less issuance costs of $381,878.

Kubient, Inc.
Reconciliation of GAAP EBITDA to Non- GAAP Adjusted EBITDA
(Unaudited)

	For the Three Months Ended June 30,
	2022	2021
Net Loss	$(5,809,891)	$(1,703,005)
Interest expense	2,536	1,576
Interest income	(2,734)	(33,355)
Depreciation and amortization	168,772	81,914
EBITDA	(5,641,317)	(1,652,870)

Adjustments:
Stock-based compensation expense	288,971	19,538
Impairment loss on intangible assets	2,626,974	-
Impairment loss on property and equipment	49,948	-
Impairment loss on goodwill	463,000	-
Change in fair value of contingent consideration	(23,378)	-
Adjusted EBITDA	$(2,235,802)	$(1,633,332)

Adjusted Loss Per Share	$(0.16)	$(0.12)

Weighted Average Common Shares Outstanding -
Basic and Diluted	14,316,483	13,983,195